Exhibit 10.1

Tel: (703) 903-2000 www.FreddieMac.com	Corporate Headquarters 8200 Jones Branch Drive McLean, VA 22102

May 22, 2020

Christian M. Lown

* Address Redacted *

Dear Christian:

Congratulations!

On behalf of Freddie Mac’s Board of Directors, I am pleased to extend this offer of employment to you for the position of Executive Vice President & Chief Financial Officer, effective on a mutually agreed upon start date, reporting to me, Freddie Mac’s Chief Executive Officer.

Since 1970, we’ve made home ownership and rental housing more accessible and affordable for more people across the nation. Our promise to seller/servicers, homeowners, renters, investors, and the American taxpayer is simple: we will build a better Freddie Mac and a better housing finance system. It’s a big promise, but one we’ve repeatedly delivered on.

As we look to the future, we need leaders who can continue positioning Freddie Mac as a competitive, innovative force in the industry. With your skills and experiences, you are the right leader, right now, to help us execute on our mission for our customers and win in the commercial marketplace.

Congratulations again, and I look forward to you joining the Freddie Mac team!

Below is an outline of the terms and conditions of your employment with us, including your compensation and benefits, which has been approved by the Compensation & Human Capital Committee of the Board of Directors and the Federal Housing Finance Agency (the “FHFA”).

Compensation

Your target total direct compensation (“Target TDC”) will be $3,000,000, which will be pro-rated in the first calendar year of employment based on your start date. Your Target TDC will consist of two components – Base Salary and Deferred Salary – that are both paid in cash and are summarized below.

Base Salary – The annualized amount of your Base Salary will be $600,000.

Deferred Salary – The annualized amount of your Deferred Salary will be $2,400,000 and is comprised of two components noted below.

•

At-Risk Deferred Salary – This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $900,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which

Compensation Terms – Christian M. Lown – May 22, 2020

may be reduced based on both the company’s performance against corporate objectives and your performance against individual objectives. At-Risk Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the second calendar year following the quarter in which it was earned.

•

Fixed Deferred Salary – This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary, and is equal to $1,500,000. Fixed Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the following calendar year.

Your compensation is governed by the Executive Management Compensation Program (“EMCP”). To participate in the EMCP you must agree to the terms of the EMCP Document, which outlines the terms and conditions of the compensation program for senior officers.

Cash Award

In consideration of your acceptance of this offer and beginning employment with Freddie Mac, you will receive a $1,275,000 cash award that will be paid in three installments. The cash award is not considered “compensation” for purposes of our tax qualified Thrift/401(k) Savings Plan or our non-qualified Supplemental Executive Retirement Plan (“SERP”).

1)	$475,000 will be paid in February 2021
2)	$475,000 will be paid in February 2022
3)	$325,000 will be paid in February 2023

If your employment terminates due to a Termination Event, any unpaid installments of the $1,275,000 Cash Award will be forfeited, and any installment paid within one year of the Termination Event shall be subject to repayment. A “Termination Event” shall mean:

•	You voluntarily resign employment; or

•	We terminate your employment due to the occurrence of any of the Forfeiture Events described in the Recapture and Forfeiture Agreement.

In the event any installment of the Cash Award is subject to repayment, you agree to repay to Freddie Mac the gross amount within 30 calendar days following your termination date. You further agree and authorize Freddie Mac to withhold any unpaid repayment amount from any outstanding Deferred Salary. You understand and agree that you will pay any and all of Freddie Mac’s reasonable expenses, including attorney’s fees and other costs, incurred in its obtaining repayment and collection of any unpaid repayment amount.

Benefits

Our stage-in-life benefits and wellness offerings are some of the best in the industry and are customizable for you to meet the unique needs of you and your family—whether at work or at home, on the job or off. You will also be eligible to participate in certain benefits available only to officers, including a financial counseling reimbursement program and the executive retirement benefits. You are immediately eligible for the financial counseling reimbursement program and will become eligible for the executive retirement benefits after completing one year of service.

Compensation Terms – Christian M. Lown – May 22, 2020

The medical, dental and vision benefits you elect will become effective on the first day of the month after your first day of employment. You will automatically be enrolled to contribute to the 401(k) Plan shortly after you begin employment and become eligible for company contributions after one year of service.

Background Check

Freddie Mac reserves the right to either revoke this offer of employment or terminate your employment in the event you fail any component of your pre-hire background check and drug test. If your employment is terminated for such reason, it will constitute a Termination Event for purposes of the Cash Award.

General Terms and Conditions

Restrictive Covenant and Confidentiality Agreement

The terms of your compensation provided in this letter are contingent upon your agreement to be bound by the terms of the Restrictive Covenant and Confidentiality Agreement, which describes post-employment, non-competition and non-recruitment restrictions as well as restrictions concerning treatment of confidential information.

Recapture and Forfeiture Agreement

The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Recapture and Forfeiture Agreement, which describes the circumstances under which certain compensation is subject to repayment and/or forfeiture.

FHFA’s Review and Approval Authority

The terms and conditions of your compensation have been approved by FHFA. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprise Financial Safety and Soundness Act of 1992, as amended.

Outside Activities and Family Member Activities

During your employment with us, you agree to devote substantially all of your time, attention, and energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction will not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Employee Trading policy, and except as provided herein.

Compensation Terms – Christian M. Lown – May 22, 2020

Employment At-Will

Your employment with Freddie Mac shall be “at-will” and not for a fixed term. You understand and acknowledge that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the “at-will” nature of your employment by Freddie Mac. Both you and Freddie Mac retain the discretion to terminate the employment relationship at any time, for any reason or no reason.

During your review of this letter, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

This letter shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Return of Signed Documents:

Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter as well as copies of the EMCP, the Recapture and Forfeiture Agreement and the Restrictive Covenant and Confidentiality Agreement.

/s/ David M. Brickman	5/22/20
David M. Brickman	Date
Chief Executive Officer

I agree to the terms of this agreement.

/s/ Christian M. Lown	5/28/20
Christian M. Lown	Date